UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2006
BANCTRUST FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Alabama	0-15423	63-0909434
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

100 St. Joseph Street, Mobile, Alabama	36602
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (251) 431-7800

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

___	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

___	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On October 20, 2006, the Company issued a press release announcing its financial results for the quarter ended September 30, 2006. A copy of the press release is furnished herewith as Exhibit 99.1.

The information in this Form 8-K concerning such press release and Exhibit 99.1 attached hereto shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(d) (i) On October 18, 2006, the Board of Directors of BancTrust Financial Group, Inc. (the "Board") elected Clifton C. Inge, Jr. and Tracy T. Conerly as directors of the Company effective October 18, 2006. In a press release dated October 20, 2006, BancTrust announced that both Mr. Inge, who currently serves as CEO of IPC Industries, Inc., and Ms. Conerly, who is a certified public accountant and partner in the accounting firm of Carr, Riggs & Ingram, agreed to join BancTrust's Board. Mr. Inge is the son of Clifton C. Inge, Sr., who served as a director of BancTrust from its founding until its 2006 Annual Meeting of Shareholders. Mr. Inge is the first cousin of Harris V. Morrissette, a current director of BancTrust.

(ii) There is no arrangement or understanding between either Mr. Inge or Ms. Conerly and any other persons pursuant to which he or she was selected as a director.

(iii) At the time of this filing, Mr. Inge has not been named to serve on any committee of the Board, and the information about whether Mr. Inge is expected to be named to serve on any committees of the Board is unavailable at the time of this filing. Ms. Conerly has been appointed to serve on the Audit Committee.

(iv) Neither Mr. Inge nor Ms. Conerly is a party to any transactions with BancTrust that require disclosure pursuant to Item 404(a) of Regulation S-K.

Item 9.01.	Exhibits.

(c) The following materials are included as Exhibits to this Current Report on Form 8-K:

99.1 Press Release issued on October 20, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BANCTRUST FINANCIAL GROUP, INC.
DATE: October 23, 2006	By: /s/F. Michael Johnson
F. Michael Johnson
Chief Financial Officer